Exhibit 99.(a)(iv)

FORM OF SCHEDULE A

TO

MUNDER SERIES TRUST

DECLARATION OF TRUST

SERIES AND CLASSES

As of May 14, 2013

Series	Classes
Munder Bond Fund	A, B, C, K and Y
Munder Emerging Markets Small-Cap Fund	A, R6 and Y
Munder Growth Opportunities Fund	A, B, C, R and Y
Munder Index 500 Fund	A, B, K, R and Y
Munder Integrity Mid-Cap Value Fund	A and Y
Munder Integrity Small/Mid-Cap Value Fund	A and Y
Munder International Fund-Core Equity	A, C, Y and I
Munder International Small-Cap Fund	A, C, R6, Y and I
Munder Micro-Cap Equity Fund	A, B, C, K, R and Y
Munder Mid-Cap Core Growth Fund	A, B, C, K, R, R6 and Y
Munder Veracity Small-Cap Value Fund	A, B, C, K, R, R6 and Y

IN WITNESS WHEREOF, the Trustees named below have executed this Schedule A to the Declaration of Trust as of May 14, 2013.

Joseph E. Champagne	Michael T. Monahan

Thomas D. Eckert	Lisa A. Payne

John Engler	John Rakolta, Jr.